                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      The Bank of New York Company, Inc.
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                (Name of Registrant as Specified in Its Charter)

                      The Bank of New York Company, Inc.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

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     (4) Date filed:

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- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

      [LOGO]

                                             48 Wall Street, New York, N.Y.10286
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROXY STATEMENT

This Proxy Statement is submitted in connection with the solicitation of proxies for the Annual Meeting of Shareholders ("Annual Meeting") by the Board of Directors of The Bank of New York Company, Inc. (the "Company"). The Board of Directors has fixed the close of business on March 22, 1994 as the time as of which shareholders of the Company entitled to notice of and to vote at the Annual Meeting shall be determined. The outstanding voting stock of the Company as of March 22, 1994 consisted of 93,435,964 shares of Common Stock ($7.50 par value) ("Common Stock"), each share being entitled to one vote. Only shareholders whose names appeared on the books of the Company at the close of business on March 22, 1994 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. The Company's By-laws provide that the presence at the Annual Meeting of the holders of a majority of the shares of the Company entitled to vote at such meeting constitutes a quorum for the transaction of business.

A Notice of Annual Meeting and a form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors will be voted for the election as directors of those nominees named in this Proxy Statement, for ratification of the appointment of Deloitte & Touche as the Company's independent public accountants, for the approval of the 1994 Management Incentive Compensation Plan (the "1994 MICP") and against the shareholder proposals set forth in Items 4 and 5 of the form of proxy. Should any nominee for director named in this Proxy Statement become unable or unwilling to accept nomination or election, which is not anticipated, it is intended that the persons acting as proxies will vote for the election of such other person, if any, as the Board of Directors may recommend.

A PLURALITY OF THE VOTES CAST IS SUFFICIENT TO ELECT DIRECTORS AND A MAJORITY OF THE VOTES CAST IS SUFFICIENT TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, TO ADOPT THE 1994 MICP AND TO ADOPT THE SHAREHOLDER PROPOSALS.

FOR PURPOSES OF DETERMINING THE VOTES CAST WITH RESPECT TO ANY MATTER PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING, ONLY THOSE CAST "FOR" OR "AGAINST" (OR "WITHHELD" IN THE ELECTION OF DIRECTORS) ARE COUNTED. ABSTENTIONS AND BROKER "NON-VOTES" WILL NOT BE CONSIDERED VOTES CAST.

The management of the Company knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Shareholders, but if other matters are properly presented, it is the intention of the persons designated as proxies to vote on them in accordance with their judgment.

Each shareholder has the right to revoke a proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted.

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 29, 1994.

The cost of soliciting the proxies to which this Proxy Statement relates will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person or by telephone or telegram by officers and regular employees of the Company and its subsidiaries who will not be specifically compensated therefor. The Company has engaged Morrow & Co. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses. The Company will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

The Company is a bank holding company whose principal subsidiary is The Bank of New York (the "Bank"). The Company and the Bank are incorporated under the laws of the State of New York. The interests of shareholders are represented by the Board of Directors, which oversees the business and management of the Company. Information concerning the members of the Board of Directors who are standing for reelection is set forth below under the caption "Nominees for Election as Directors." This solicitation of proxies is intended to give all shareholders a chance to vote for the persons who are to be their representatives in the governance of the Company.

In accordance with New York law, the Company's By-laws set forth the Board's responsibilities and establish various corporate authorizations. The By-laws also deal with the organization of the Board, which is described below. The Board has the power to amend the By-laws.

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. Under the Company's By-laws, nominees may not be more than 70 years old, except for persons who were named as a director in the Statement of Organization of the Company or who were members of the Board of Trustees of the Bank prior to April 30, 1957. Mr. Woolley was named as a director in the Statement of Organization and, therefore, may be nominated and may serve as a director under the By-laws.

During 1993, the Board of Directors of the Company met a total of 13 times. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served during 1993, except for Mr. Barth who attended 9 of the 13 meetings of the Board. The Board of the Bank, which during 1993 included all the members of the Board of Directors of the Company except Mr. Woolley, held a regular meeting each month.

The Board of Directors of the Company has appointed several committees which have responsibility for particular corporate matters. There follows a description of each committee and its functions, including certain information concerning the directors standing for reelection who serve on such committee.

The Board of Directors of the Company has a Nominating Committee whose current members are Messrs. Staley (Chairman), Chaney, Hennessy, Malone and Morley. The Nominating Committee is willing to consider nominations for future election to the Board, and shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of the Company. The Nominating Committee met three times during 1993.

The Board of Directors of the Company has an Executive Committee whose current members are Messrs. Bacot (Chairman), Barth, Chaney, Chevalier, Gomory, Griffith, Hennessy, Miller, Renyi, Staley and Ms. Rein. The Executive Committee has the full authority of the Company's Board of Directors, except for limitations relating to major corporate matters.

The Board of Directors of the Company annually appoints an Audit Committee, comprised entirely of directors who are not officers of the Company, to consider relevant accounting matters arising in such year. Messrs. Hennessy (Chairman), Chaney, Gammie, Gomory, Mses. Muse and Rein, Messrs. Sells and White serve on the Audit Committee. The duties of the Audit Committee include reviewing the condition of the loan portfolio, reviewing examinations made by the regulatory authorities, reviewing and approving the program of the internal auditor, recommending to the Board of Directors the selection of independent public accountants, reviewing audited financial statements presented to shareholders and the soundness of internal accounting controls, and reporting its findings to the Board of Directors. The Audit Committee met six times in 1993.

The Board of Directors of the Company has a Compensation Committee whose current members are Messrs. Morley (Chairman), Chaney, Malone, Miller, Sells and Staley. The Compensation Committee is responsible for matters of executive compensation and administration of the Company's incentive compensation plans. The Compensation Committee held six meetings during 1993.

The Board of Directors of the Company has a Pension Committee whose duties are to ascertain that the retirement plans of the Company are in compliance with the Employee Retirement Income Security Act of 1974, to review the investments in the trust funds of the plans and to report to the Board on these matters. Messrs. Woolley (Chairman), Barth, Gammie, Morley and White serve on the Pension Committee. The Pension Committee met twice during 1993.

During 1993, each director who was not an officer of the Company or its subsidiaries received an annual retainer of $24,000 and 300 shares of Common Stock. In addition, each director who was not an officer of the Company or its subsidiaries received a fee of $1,500 for each meeting of the Board and any committee which the director attended prior to and including the February 1993 Board meeting, and a fee of $1,600 for each such meeting which the director attended after the February 1993 Board meeting. The Chairman of the Audit Committee received an additional annual retainer fee of $7,000, the Chairman of the Compensation Committee received an additional annual retainer fee of $5,000 and the Chairmen of the other Committees of the Board each received an additional annual retainer fee of $3,000. A director who serves on the Boards of both the Company and the Bank receives only one retainer. If the Boards of the Company and the Bank meet on the same day, only one fee is paid for attendance at both meetings. Officers of the Company and its subsidiaries do not receive any compensation for service on the Boards of the Company or its subsidiaries, or the committees thereof. The Board of the Bank has approved arrangements for supplemental retirement benefits for Mr. Woolley. Mr. Woolley is receiving an additional monthly cash supplement of $2,871 to his Retirement Plan benefit.

Under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. (the "Directors' Deferred Compensation Plan"), each director who is not an officer of the Company or any of its subsidiaries may elect to defer payment of the director's retainer and meeting fees, beginning in calendar year 1994. In accordance with the director's election, pursuant to the terms of the Directors' Deferred Compensation Plan, deferral of the retainer and meeting fees are allocated to accounts on the Company's books corresponding to the investment funds under the Company's profit-sharing plan; the accounts are adjusted to reflect the investment performance of such funds. All payments are made in cash, except that payment is made in shares of Common Stock with respect to amounts allocated to the Common Stock fund. The Directors' Deferred Compensation Plan contains provisions for the payment of each director's account balance upon such director's termination following a change of control (as defined in the Directors' Deferred Compensation Plan). The Directors' Deferred Compensation Plan is not funded and payments are made from the Company's general assets.

The Bank of New York Company, Inc. Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") was adopted on May 11, 1993. It provides retirement benefits to a director who retires from the Board after attaining age 60 or becoming disabled, and serving for at least five years, provided the director is not an employee or former employee entitled to retirement benefits under a retirement plan of the Company or its subsidiaries for services as an employee. The amount of the retirement benefit is equal to 50% of the director's annual cash retainer, increased by 10% for each additional year of service in excess of five years of service and subject to a maximum benefit of 100% of such retainer. If the director retires from the Board after attaining age 70, the retirement benefit is paid for the director's life; otherwise, it is paid for a number of years equal to the director's years of service on the Board (but in no event after the death of the director). The Directors' Retirement Plan is not funded and payments are made from the Company's general assets.

ELECTION OF DIRECTORS

Unless contrary instructions are given, the persons designated as proxies intend to vote on behalf of shareholders for the election of the nominees listed in the following pages. If any nominee shall unexpectedly become unable or unwilling to accept nomination or election, the persons designated as proxies intend to vote on behalf of shareholders for the election of such other person, if any, as the Board of Directors may recommend. The directors elected will hold office until the next annual meeting and until their successors have been elected and qualified.

NOMINEES FOR ELECTION AS DIRECTORS

The following pages show each nominee for election as a director, his or her age, his or her principal occupation during the past five years, certain other directorships and trusteeships held, the year in which he or she became a director, and his or her holdings of Common Stock as of March 22, 1994.

All nominees who are presently serving as directors were elected to their present term of office by the shareholders.

The following information has been furnished by the nominees.

NOMINEE,
YEAR ELECTED A
DIRECTOR                 PRINCIPAL OCCUPATION
AND SECURITIES OWNED     AND OTHER INFORMATION
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- ---------------------------------------------------------------------------------------------
                         Chairman and Chief Executive Officer of The Bank of New York Company
       [PHOTO]           and The Bank of New York

   J. CARTER BACOT       Chairman and Chief Executive Officer of The Bank of New York Company
        1975             and The Bank of New York since 1982. Director of Atlantic
   COMMON SHARES:        Reinsurance Company, The Bank of New York, The Bankers Roundtable,
       195,526           Centennial Insurance Company, Phoenix Home Life Mutual Insurance
                         Company, Woolworth Corporation, The Philharmonic-Symphony Society of
                         New York, Inc., the Josiah Macy, Jr. Foundation and the United Way
                         of New York City. Trustee of Atlantic Mutual Insurance Company, and
                         Economic Club of New York. Chairman, Board of Trustees of Hamilton
                         College. Member of Council on Foreign Relations and New York City
                         Partnership, Inc. Age 61.

                         Chairman, President and Chief Executive Officer of Ciba-Geigy
       [PHOTO]           Corporation, diversified chemical products

    RICHARD BARTH        Chairman of Ciba-Geigy Corporation since July, 1990; President and
        1989             Chief Executive Officer of Ciba-Geigy Corporation since 1986;
COMMON SHARES: 2,100     Director of The Bank of New York, Bowater Incorporated, Ciba-Geigy
                         Corporation and Chemical Manufacturers Association. Trustee of
                         Committee for Economic Development and Chairman of the Board of
                         Trustees of New York Medical College. Member of the American, New
                         York and New Jersey Bar Associations. Age 62.

                         Chairman and Chief Executive Officer of Tiffany & Co., international
       [PHOTO]           designers, manufacturers and distributors of jewelry and fine goods

  WILLIAM R. CHANEY      Chairman and Chief Executive Officer of Tiffany & Co. since 1984.
        1989             Director of The Bank of New York, Tiffany & Co., The Tinker
COMMON SHARES: 4,750     Foundation, Incorporated, Jewelers of America, Jewelry Industry
                         Council, Mystic Seaport Stores, the Child Care Action Campaign,
                         Provident Holdings, Inc. and Chairman of the Fifth Avenue
                         Association. Age 61.

NOMINEE,
YEAR ELECTED A
DIRECTOR                 PRINCIPAL OCCUPATION
AND SECURITIES OWNED     AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
       [PHOTO]           Vice Chairman of The Bank of New York Company and The Bank of New
                         York

 SAMUEL F. CHEVALIER     Vice Chairman of The Bank of New York Company and The Bank of New
        1989             York since 1989. Chief Operating Officer of Irving Bank Corporation
COMMON SHARES: 28,000    from 1988 to March, 1990; President of Irving Bank Corporation from
                         1984 to March, 1990; Vice Chairman of Irving Trust Company from 1984 to 1989; Chief Operating Officer of Irving Trust Company from 1988 to 1989; Director of The Bank of New York and the March of Dimes of
                         New York. Age 60.

       [PHOTO]           Chairman and Chief Executive Officer of Bowater Incorporated, paper and allied products

  ANTHONY P. GAMMIE      Chairman of Bowater Incorporated since 1985; Chief Executive Officer
        1988             since 1983. President from 1983 to July, 1992. Chairman of Bowater
COMMON SHARES: 3,150     Mersey Paper Company. Director of Bowater Incorporated, Bowater
                         Canadian Limited, Great Northern Paper, Inc., The Bank of New York,
                         Alumax Incorporated and The American Forest and Paper Institute.
                         Chairman of the Calhoun Newsprint Company. Age 59.

       [PHOTO]           President of Alfred P. Sloan Foundation, Inc., private foundation

                         President of Alfred P. Sloan Foundation, Inc. from 1989 to present.
   RALPH E. GOMORY       Senior Vice President for Science and Technology of International
        1981             Business Machines Corporation from 1985 to 1989. Director of Ashland
COMMON SHARES: 8,300     Oil Company, The Bank of New York, The Washington Post Company,
                         Lexmark International, Inc. and Polaroid Corp. Member of the
                         National Academy of Sciences and the National Academy of
                         Engineering. Age 64.

NOMINEE,
YEAR ELECTED A
DIRECTOR                 PRINCIPAL OCCUPATION
AND SECURITIES OWNED     AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
                         Senior Executive Vice President of The Bank of New York Company and
       [PHOTO]           President and Chief Operating Officer of The Bank of New York

  ALAN R. GRIFFITH       Senior Executive Vice President of The Bank of New York Company and
        1990             President and Chief Operating Officer of The Bank of New York since
COMMON SHARES: 52,767    1990. Senior Executive Vice President of The Bank of New York from
                         1988 to June, 1990. Director of The Bank of New York, New York State
                         Bankers Association and Downtown Lower Manhattan Association.
                         Trustee of ALS Association, Nature Conservancy -- New York Region,
                         and The Hundred Year Association. Chairman of Lafayette College
                         Leadership Council. Age 52.

       [PHOTO]           Retired

                         Chairman and Chief Executive Officer of Allied-Signal Inc. from 1979 to 1991. Director of The Bank of New York, The Wackenhut
 EDWARD L. HENNESSY,     Corporation, Titan Pharmaceuticals, Inc., Dycom Industries, Inc. and
          JR.            Martin Marietta Corporation. Chairman of Fairleigh Dickinson
        1985             University. Trustee of the Catholic University of America. Director
COMMON SHARES: 3,150     of March of Dimes. Age 66.

                         President and Chief Executive Officer of Tele-Communications, Inc.,
       [PHOTO]           cable television multiple system operator

   JOHN C. MALONE        President and Chief Executive Officer of Tele-Communications, Inc.
        1986             since 1973. Director of Turner Broadcasting System, Inc., The Bank
COMMON SHARES: 2,250     of New York, The Discovery Channel, Liberty Media Corp., QVC,
                         Tele-Communications, Inc. and Black Entertainment Television. Age
                         53.



NOMINEE,
YEAR ELECTED A
DIRECTOR                 PRINCIPAL OCCUPATION
AND SECURITIES OWNED     AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
        [PHOTO]          Vice President -- Employee Relations, Dow Jones and Company, Inc.,
                         business information services

  DONALD L. MILLER       Vice President -- Employee Relations, Dow Jones and Company, Inc.
        1977             since 1986. Director of The Bank of New York, Advanced Consumer
COMMON SHARES: 4,813     Marketing Corp., The Jackie Robinson Foundation and Associated Black
                         Charities. Trustee of Pace University. Age 62.

        [PHOTO]          Retired

                         Chairman of Stauffer Chemical Company from 1977 to 1985; Chief
  H. BARCLAY MORLEY      Executive Officer from 1974 to 1985. Director of American
        1976             Maize-Products Co., The Bank of New York, Borden, Inc., Champion
COMMON SHARES: 7,842     International Corporation and Schering-Plough Corporation. Age 64.

        [PHOTO]          Chairman and President of The Tinker Foundation Incorporated,
                         private foundation

   MARTHA T. MUSE        Chairman and President of The Tinker Foundation Incorporated since
        1989             1975. Director of The Bank of New York, New York Stock Exchange,
COMMON SHARES: 2,066     Inc., the Americas Society, the Americas Foundation, the Council of
                         the Americas, The American Council on Germany and the American
                         Portuguese Society, Inc. Vice Chairman of the Spanish Institute and
                         Trustee Emeritus of Columbia University. Member of the Woodrow
                         Wilson International Center for Scholars and the Council on Foreign
                         Relations, Inc.; Board of Visitors of the Edmund A. Walsh School of
                         Foreign Service, Georgetown University. Age 67.

NOMINEE,
YEAR ELECTED A
DIRECTOR                 PRINCIPAL OCCUPATION
AND SECURITIES OWNED     AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
        [PHOTO]          Executive Vice President, Metropolitan Life Insurance Company,
                         insurance and financial services

  CATHERINE A. REIN      Executive Vice President -- Corporate and Professional Services of
        1981             Metropolitan Life Insurance Company from 1989 to present; Senior
COMMON SHARES: 4,235     Vice President from 1988 to 1989; Vice President from 1985 to 1988.
                         Director of Corning Incorporated, The Bank of New York, General
                         Public Utilities Corp. and Inroads/New York City, Inc. Trustee of
                         the National Urban League. Age 50.

        [PHOTO]          President of The Bank of New York Company and Vice Chairman of The
                         Bank of New York

   THOMAS A. RENYI       President of The Bank of New York Company and Vice Chairman of The
        1992             Bank of New York since March 10, 1992. Chief Credit Policy Officer
COMMON SHARES: 43,909    of The Bank of New York from 1989 until 1992. Head of the Transition
                         Team for the Irving Bank Corporation acquisition from 1988 to 1989.
                         Senior Executive Vice President of The Bank of New York from 1988 until March, 1992. Director of The Bank of New York. Charter Trustee
                         of Rutgers, The State University. Director, Fisher House Foundation.
                         Age 48.

        [PHOTO]          Retired

                         Chairman and Chief Executive Officer, Woolworth Corporation from
   HAROLD E. SELLS       1989 to July, 1993; Chairman and Chief Executive Officer, F. W.
        1986             Woolworth Co. 1987 to 1989. Director of The Bank of New York and
COMMON SHARES: 2,750     Woolworth Corporation. Age 65.

NOMINEE,
YEAR ELECTED A
DIRECTOR                 PRINCIPAL OCCUPATION
AND SECURITIES OWNED     AND OTHER INFORMATION
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
       [PHOTO]           Retired

                         Chairman of NYNEX International Management Committee and Director
  DELBERT C. STALEY      from 1989 to October, 1991. Chairman and Chief Executive Officer of
        1981             NYNEX Corporation from 1983 to 1989. Director of Allied-Signal,
COMMON SHARES: 5,940     Inc., The Bank of New York, Ball Corporation, Dean Foods Company,
                         John Hancock Mutual Life Insurance Company, Polaroid Corporation and
                         Digital Equipment Corporation. Member of Board of Managers of
                         Rose-Hulman Institute of Technology and of the Board of Trustees of
                         the American Red Cross of Greater New York. Age 69.

       [PHOTO]           Retired

                         Chairman of American Electric Power Company, Inc., from 1976 through
  W. S. WHITE, JR.       1991. Chief Executive Officer from 1976 through 1990. Director of
        1989             The Bank of New York. Trustee of Battelle Memorial Institute,
COMMON SHARES: 3,170     Riverside Methodist Hospitals in Columbus and Greater Columbus
                         Convention Center. Age 67.

       [PHOTO]           Retired

                         Former Chairman and Chief Executive Officer of The Bank of New York
  SAMUEL H. WOOLLEY      Company. Director, First UNUM N.Y. Member of the Pension Advisory
        1968             Committee of Arco and the Advisory Board of RFE Investment Partners.
COMMON SHARES: 14,370    Trustee, Strang Cancer Prevention Center and member of the Business
                         Advisory Committee, Museum of Modern Art. Vice Chairman Emeritus of
                         the Board of Trustees of Bucknell University. Trustee Emeritus of
                         The New York Public Library. Age 84.

- --------------------------------------------------------------------------------

                        SECURITY OWNERSHIP BY MANAGEMENT

The following table indicates the beneficial ownership of the Company's Common Stock as of March 22, 1994, by (1) each of the directors (including all nominees for reelection), (2) the chief executive officer and the other four most highly compensated executive officers and (3) all directors and executive officers of the Company as a group, based upon information supplied by each of the directors and officers. No director or officer currently holds any shares of the Company's Preferred Stock.

                                                         SHARES
                                                          THAT
                                                         MAY BE
                                                        ACQUIRED
                                                         WITHIN
                                                        60 DAYS
                                         SHARES            BY
                                           OF           EXERCISE
                                         COMMON            OF                            PERCENT
                                         STOCK          OPTIONS                            OF
                                        BENEFICIALLY      AND                            COMMON
       NAME OF BENEFICIAL OWNER          OWNED          WARRANTS          TOTAL          STOCK(1)
- --------------------------------------  --------        --------        ---------        ------
J. Carter Bacot.......................   195,526         249,287          444,813
Richard Barth.........................     2,100             300            2,400
William R. Chaney.....................     4,750           1,000            5,750
Samuel F. Chevalier...................    28,000          28,571           56,571
Anthony S. D'Amato....................     1,050                            1,050
Anthony P. Gammie.....................     3,150                            3,150
Ralph E. Gomory.......................     8,300                            8,300
Alan R. Griffith......................    52,767          87,787          140,554
Edward L. Hennessy, Jr................     3,150                            3,150
John C. Malone........................     2,250                            2,250
Donald L. Miller......................     4,813                            4,813
H. Barclay Morley.....................     7,842                            7,842
Martha T. Muse........................     2,066             249            2,315
Deno D. Papageorge....................    56,636         114,187          170,823
Catherine A. Rein.....................     4,235                            4,235
Thomas A. Renyi.......................    43,909          81,787          125,696
Harold E. Sells.......................     2,750                            2,750
Delbert C. Staley.....................     5,940                            5,940
W. S. White, Jr.......................     3,170             400            3,570
Samuel H. Woolley.....................    14,370                           14,370
All Directors and Executive Officers
  of the Company, as a Group (a total
  of 26 persons, including those named
  above)..............................   553,405         772,257        1,325,662          1.4%

- ---------------

(1) All percentages are less than 1% of the Company's outstanding shares of Common Stock except as indicated.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following tables present information concerning compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                         --------------------------------------
                                        ANNUAL COMPENSATION                       AWARDS
                               --------------------------------------                                  PAYOUTS
                                                         (E)             (F)            (G)
                                                            OTHER        RESTRICTED     SECURITIES    (H)         (I)
(A)                                                         ANNUAL          STOCK       UNDERLYING      LTIP         ALL OTHER
       NAME AND         (B)    (C)         (D)           COMPENSATION     AWARD(S)       OPTIONS/      PAYOUTS    COMPENSATION(2)
  PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)         ($)             ($)         SARS(#)         ($)            ($)
- ----------------------- ----   ---------   ----------    ------------    -----------    ----------    ---------   ---------------
J. Carter Bacot........ 1993   $ 898,462   $1,950,000(1)   $ 27,360              --       60,000             --      $ 136,834
Chairman                1992     800,000      913,750        54,720              --       50,000             --         92,872
                        1991     800,000            0        68,470              --       50,000              0         36,661
                        1990     684,615      200,000        69,960              --       21,000      $ 161,880         69,640
                        1989     675,000      405,000        58,391              --       22,000        267,260         92,090
- ------------------------------------------------------------------------------------------------------------------
Samuel F. Chevalier.... 1993   $ 475,000      807,500(1)     11,970              --       25,000             --         86,839
Vice Chairman           1992     473,462      456,188        24,320              --       20,000             --         63,326
                        1991     435,000            0        30,895              --       20,000              0         27,547
                        1990     435,000      110,000        20,140              --        8,000         97,500         51,427
                        1989     386,923      225,000         9,850              --        9,000             --         59,390
- ------------------------------------------------------------------------------------------------------------------
Deno D. Papageorge..... 1993     400,000      720,000(1)     11,970              --       30,000             --         60,919
Senior Executive        1992     397,885      356,875        22,800              --       20,000             --         46,190
 Vice President         1991     345,000            0        30,060              --       20,000              0         15,635
                        1990     345,000      100,000        33,920              --        9,000         80,940         35,594
                        1989     311,346      180,000        26,595              --       10,000        100,625         43,234
- ------------------------------------------------------------------------------------------------------------------
Thomas A. Renyi........ 1993     330,000      600,000(1)     10,260              --       30,000             --         50,258
President               1992     322,308      406,875        18,240              --       20,000             --         37,417
                        1991     290,000            0        22,545              --       20,000              0         13,146
                        1990     222,692      100,000        24,380              --        7,000         53,960         22,975
                        1989     192,308      200,000        14,755              --        7,000         40,250         26,237
- ------------------------------------------------------------------------------------------------------------------
Alan R. Griffith....... 1993     350,000      687,500(1)     10,260              --       25,000             --         53,304
Senior Executive        1992     336,154      328,250        22,800              --       20,000             --         39,024
 Vice President         1991     320,000            0        33,400              --       20,000              0         14,504
                        1990     273,846       90,000        25,440              --        7,000         53,960         28,253
                        1989     195,385      125,000        16,154              --        7,000         48,300         26,657
- ------------------------------------------------------------------------------------------------------------------

- ---------------

(1) The bonus amounts for 1993 consisted of cash bonuses of $900,000, $335,000, $300,000, $285,000 and $215,000 awarded to Messrs. Bacot, Chevalier, Papageorge, Renyi and Griffith, respectively, and the value of performance share awards made under the Company's 1993 Long-Term Incentive Plan on January 12, 1993. The performance shares awarded on January 12, 1993 to each of the named executive officers vested on December 31, 1993; their fair market value on January 12th is reflected in column (d). The number of shares that vested was dependent on the performance of the Company. Dividends or dividend equivalents were paid on such shares from the date of grant to the vesting date. Following are the awarded shares, vested shares and the value as of December 31, 1993 of the vested shares for each executive officer:

                                                                                                      Value as of
                                                                             Shares Vested on      December 31, 1993
                                                                             December 31, 1993     of Shares Vested
                                                             Shares             Pursuant to           Pursuant to
                                                           Awarded on         Awards Made on        Awards Made on
                                                        January 12, 1993     January 12, 1993      January 12, 1993
                                                        ----------------     -----------------     -----------------
    Bacot.............................................       20,000                23,000             $ 1,311,000
    Chevalier.........................................        9,000                10,350             $   589,950
    Papageorge........................................        8,000                 9,200             $   524,400
    Renyi.............................................        6,000                 6,900             $   393,300
    Griffith..........................................        9,000                10,350             $   589,950

(2) The items included under column (i) for 1993 consist of the following: (1) annual Company contributions on behalf of the named employees under the Company's profit-sharing plan, amounting to $132,836, $70,228, $59,139, $48,790 and $51,747 for Messrs. Bacot, Chevalier, Papageorge, Renyi and Griffith, respectively, (2) annual allocations under the Company's employee stock ownership plan for the accounts of Messrs. Bacot, Papageorge, Renyi and Griffith of $3,998, $1,780, $1,468 and $1,557, respectively, and (3) excess interest in the amount of $16,611 earned by Mr. Chevalier under a deferred compensation plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS(1)
                    ------------------------------------------------                            POTENTIAL
                                           (C)                                             REALIZABLE VALUE AT
                       (B)                 % OF                                              ASSUMED ANNUAL
                    NUMBER OF             TOTAL                                           RATES OF STOCK PRICE
                    SECURITIES           OPTIONS/                                           APPRECIATION FOR
                    UNDERLYING             SARS               (D)                        10-YEAR OPTION TERM(2)
                     OPTIONS/           GRANTED TO          EXERCISE                    -------------------------
                       SARS             EMPLOYEES           OR BASE         (E)
       (A)           GRANTED            IN FISCAL            PRICE       EXPIRATION        (F)            (G)
       NAME            (#)                 YEAR              ($/SH)         DATE         5%($)(3)      10%($)(4)
- ------------------  ----------     --------------------     --------     ----------     ----------     ----------
Bacot.............    60,000                5.8%             $54.75        5/11/03      $2,065,919     $5,235,444
Chevalier.........    25,000                2.4               54.75        5/11/03         860,800      2,181,435
Papageorge........    30,000                2.9               54.75        5/11/03       1,032,959      2,617,722
Renyi.............    30,000                2.9               54.75        5/11/03       1,032,959      2,617,722
Griffith..........    25,000                2.4               54.75        5/11/03         860,800      2,181,435

- ---------------
(1) All options were granted on May 11, 1993. For each named executive officer, 1,826 of the indicated options are incentive stock options and become exercisable on May 11, 1997; the balance of the options are non-qualified stock options and become exercisable on May 11, 1994.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) Values are based on an assumed stock price of $89.182.

(4) Values are based on an assumed stock price of $142.007.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             (D)
                                                          NUMBER OF         (E)
                                                          SECURITIES              VALUE OF
                                                          UNDERLYING             UNEXERCISED
                                                         UNEXERCISED            IN-THE-MONEY
                                                       OPTIONS/SARS AT         OPTIONS/SARS AT
                                                          FY-END(#)               FY-END($)
                         (B)               (C)
       (A)         SHARES ACQUIRED        VALUE          EXERCISABLE/           EXERCISABLE/
      NAME         ON EXERCISE(#)      REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
- -----------------  ---------------     -----------     ----------------     ---------------------
Bacot............       0                  0           188,566 / 68,934     $3,979,180 / $344,275
Chevalier........       24,101          $ 355,479        2,250 / 33,934         29,250 /  265,525
Papageorge.......            0                  0       83,466 / 38,934      1,734,241 /  276,775
Renyi............        9,750            176,280       51,066 / 38,934      1,150,471 /  276,775
Griffith.........       0                  0            62,066 / 33,934      1,328,469 /  265,525

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

All performance share grants made under the 1993 Long-Term Incentive Plan of The Bank of New York Company, Inc. during 1993 were for a performance period of one year (1/1/93 -- 12/31/93) and are therefore reflected in column (d) of the Summary Compensation Table and related footnote on page 11.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 1993

PRINCIPLES AND PROGRAM

The Company's executive compensation program is a pay for performance program. It is designed to:

- - motivate executives to enhance shareholder value with compensation plans that are tied to Company performance;

- - target executive compensation at a level to ensure the Company's ability to attract and retain superior executives.

The Compensation Committee of the Board of Directors which is composed entirely of outside directors, has the responsibility for the design, implementation and administration of the Company's executive compensation program.

To meet the above objectives, the program has both cash and equity elements which consist of base salary, an annual cash incentive bonus, performance share grants and stock options. In determining executive compensation, the Compensation Committee evaluates both the total compensation package and its individual elements. As part of its review, the Committee considers compensation data concerning the Company's key competitors developed by independent compensation consultants. When competitive data is used, the Committee gives primary consideration to the companies in the peer group used for the five-year comparison of total shareholder return.

It is expected that total compensation will vary annually based on Company and individual performance. The Compensation Committee and the management of the Company believe that compensation should be based both on short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels.

Both 1990 and 1991 were years of impaired financial performance for the Company in relation to prior years. As a result, bonus payouts for those years, as shown in the Summary Compensation Table, were significantly lower than in 1989. In 1992, there was a substantial improvement in earnings. In evaluating the Company's 1993 financial performance, the Compensation Committee considered a variety of factors without assigning weights to any particular factor; however, as indicated below, net income was the primary determinant of Mr. Bacot's 1993 annual cash award, and Return on Equity and Earnings per Share are used as the basis upon which performance shares are earned. 1993 was the highest earnings year in the Bank's history -- the Company's record earnings totalled $559 million. Earnings per Share were also the highest ever at $5.44. Stronger fee income, a lower provision for loan losses, wider spreads and continued expense control contributed to record earnings. The Company's capital position was strengthened. Tier I and total capital ratios at year end all exceeded the "well capitalized" regulatory minimums of 6.00% and 10.00% as established by regulations issued under the Federal Deposit Insurance Corporation Improvement Act of 1991. Problem assets fell by 39%, or $417 million, to $639 million in 1993, while reserve coverage -- the allowance for loan losses as a percent of nonperforming assets -- improved to 152% from 101%. The Company's common stock price increased 5.8% during the year. The Company's Return on Assets was at a record high and Return on Equity showed excellent results -- ROA was 1.20% and ROE was 14.98%.

Following is a description of the elements of executive compensation.

BASE SALARY

Base salary levels for executive officers are determined by the Salary Committee of The Bank of New York, which is comprised of the same members as the Compensation Committee. The Committee assesses a number of factors in fixing the base salary of the executive officers (including the five most highly compensated) such as the level of responsibility of the particular position, compensation levels for positions of comparable responsibility at key competitors, the individual's performance, the Company's overall financial performance, and the business and inflationary climate. In considering base salary levels, the Committee considers all of these factors without giving specific weight to any one factor.

Base salary levels of executive officers are reviewed every quarter by the Salary Committee; individual increases generally occur every two years, but are occasionally awarded more frequently in exceptional cases, as when an individual is promoted to a new position with greater responsibility. Because of the substantial risk in the payout levels of the long-term incentive plan, the Salary Committee believes that base salary levels for the named executives should be at or above median for the appropriate peer group. Mr. Bacot's base salary is set at the high end of the comparison group due to his number of years as Chairman and Chief Executive Officer relative to the comparison group and because of the high level of risk inherent in the payout levels under the incentive plans.

The Committee reviews with the Chief Executive Officer his performance evaluations of other executive officers, and evaluates compensation levels against levels at the Company's key competitors. Independent compensation consultants are used to confirm that the salary levels at the Company are within the peer group range. To ensure that compensation policy for the top executive officers is consistent with overall Company financial performance and executive compensation strategies, the Committee reviews the compensation awarded to approximately 43 of the most highly compensated executives.

ANNUAL CASH INCENTIVES

The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers based on a subjective evaluation of their individual contribution to Company financial performance for the year. Heads of major business units and other key officers are eligible for incentive payments. Incentive awards are made after each year's results are known pursuant to the 1987 Management Incentive Compensation Plan, under which aggregate awards generally may not exceed 10% of the amount by which net income exceeds 7% of average shareholders' equity for the plan year. Although the Plan provides for a minimum aggregate award of $100,000, as a matter of policy, no awards are made pursuant to the Plan unless net income exceeds 7% of average shareholders' equity for the plan year. At no time has the full award pool available been paid out. Upon recommendation of the Compensation Committee, the Board approves all executive officer incentive payments.

Annual cash incentive awards to executive officers for 1993 increased significantly compared to the prior two years, reflecting strong improvement in Company financial performance and individual business unit performance. In the case of Mr. Bacot, the Compensation Committee and Board of Directors strongly feel his bonus for 1993 fairly reflects the strong improvement in Company financial performance over 1992, which in turn was a strong improvement over 1991, when no bonus was awarded. Although the Committee does not set targets or assign weights to performance factors, the significant growth in net income was the primary determinant of Mr. Bacot's award. In practice, Mr. Bacot's and executive officer bonuses have generally fallen between the 25th percentile and median level of competitive bonuses.

PERFORMANCE SHARE GRANTS

During 1993, the Company granted performance shares to selected executive officers under the 1993 Long-Term Incentive Plan (the "1993 LTIP"). The Committee sets guidelines for the size of performance share awards to executive officers, which are based on a subjective evaluation of an individual's contribution to Company financial performance, his or her position and salary in the Company and competitive compensation data. The guideline number of shares for each executive officer is determined by taking a percentage of salary and dividing that amount by the fair market value per share. Under the Plan, performance shares are subject to earnout or forfeiture based on Return on Equity or Earnings per Share results over the performance period. Performance periods generally range from one to three years. The performance period existing in 1993 was one year. Pursuant to goals that are established for each performance period, 0 to 125% of granted shares may be earned. Mr. Bacot earned 115% of granted shares for the performance period ending in 1993 and 115% of granted shares for 1992 since the

Company surpassed the goals which were established for the relevant periods; 0% of granted shares for 1991; and 76% of granted shares for 1990. Dividend equivalent payments and voting rights apply during the performance periods.

STOCK OPTION GRANTS

Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Compensation Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options currently held by an officer is not a factor in determining individual grants, and the Compensation Committee has not established any target level of ownership of Company Common Stock by the Company's officers. However, retention of shares of Company stock by officers is encouraged.

Stock option grants were made pursuant to the 1993 LTIP. During 1993, approximately 600 key officers received stock option grants including all executive officers. The number of option shares granted is based on a subjective evaluation of an individual's contribution to Company financial performance, his/ her position and salary level in the Company and competitive compensation data. Stock options are issued annually at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Options may not be exercised unless the participant remains employed by the Company for at least one year after grant; the term of the options are ten years from the grant date.

Although the valuing of options is difficult, an outside consultant has confirmed that Mr. Bacot's long-term incentive opportunity, which includes stock options and performance shares, is consistent with practices at other key competitors and is targeted at between the 25th percentile and median levels of grants at peer companies. Based on the strong financial performance in 1992, the Committee approved an above median long-term grant value for 1993. Accordingly, Mr. Bacot received 20,000 performance shares and 60,000 option shares during 1993. The value of the performance shares at grant is reflected in column (d) of the Summary Compensation Table.

Beginning in calendar year 1994, unless it complies with the requirements of the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), the Company will not be able to take tax deductions for employee remuneration to the named executives to the extent such remuneration exceeds $1 million. The Company intends to maximize the amount of the deductions allowable to it under this Act by making the required changes to its compensation plans, obtaining any necessary shareholder approvals and establishing the requisite performance measurements while maintaining the desired degree of management flexibility to award compensation based upon individual performance. The 1993 LTIP has been approved by shareholders and, pursuant to the Budget Act, does not have to be amended at this time. The 1994 Management Incentive Compensation Plan is being presented to shareholders for approval at this meeting, and includes provisions required pursuant to the Budget Act.

By: The Compensation Committee, December 31, 1993

    H. Barclay Morley, Chairman
    William R. Chaney
    John C. Malone
    Donald L. Miller
    Harold E. Sells
    Delbert C. Staley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bacot served as a director of Woolworth Corporation during calendar year 1993. Mr. Sells, who is a director of the Company and a member of the Compensation Committee of the Company's Board of Directors, was Chief Executive Officer of Woolworth Corporation until his retirement on July 1, 1993.

                       THE BANK OF NEW YORK COMPANY, INC.

                            COMPARISONS OF FIVE-YEAR
                            TOTAL SHAREHOLDER RETURN

                                  THE BANK OF
      MEASUREMENT PERIOD         NEW YORK CO.,
    (FISCAL YEAR COVERED)            INC.         PEER GROUP        S&P 500
12/31/88                                100.00          100.00          100.00
12/31/89                                113.63          124.96          131.59
12/31/90                                 54.79           92.15          127.49
12/31/91                                101.53          129.33          166.17
12/31/92                                183.88          178.35          178.81
12/31/93                                200.73          218.25          196.75

Value of assumed $100 investment on December 31, 1988 in The Bank of New York Company, Inc. Common Stock, in the Standard & Poor's 500 Stock Index or in the Peer Company Group Index; dividends are reinvested.

PEER COMPANY GROUP

                            BankAmerica Corporation
                       Bankers Trust New York Corporation
                        The Chase Manhattan Corporation
                          Chemical Banking Corporation
                                    Citicorp
                          Continental Bank Corporation
                           First Chicago Corporation
                            First Interstate Bancorp
                        J.P. Morgan and Co. Incorporated
                            Wells Fargo and Company

EMPLOYMENT AGREEMENTS AND RELATED MATTERS. The executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement are currently parties to the agreements described below.

EMPLOYMENT AGREEMENTS. The agreements for Messrs. Bacot and Papageorge (the "Agreements") generally provide that in the event that, within two years after a Change of Control of the Company, such an executive officer either receives or gives notice that his employment will terminate for any reason, either voluntarily or involuntarily, other than because of death, disability, willful misconduct or retirement under the Company's Retirement Plan, such termination will not become effective until the earlier of (i) five years from the date of the Change of Control, (ii) death, (iii) an election to take early or disability retirement benefits and (iv) age 65 (such period being referred to hereinafter as the "Termination Period"). During the Termination Period, such employee will not be required to perform any services and, in general, will be entitled to (i) compensation at an annual rate equal to 100% of the highest rate of base and incentive pay paid during the 36 months prior to the commencement of the Termination Period, including payment under employee benefit plans, subject to reduction for amounts earned from other employment, and (ii) continued coverage (or the equivalent thereof) under all pension and insurance plans offered to regular salaried employees. For purposes of such coverage, the annual rate of compensation provided for in the Agreements, before reduction for other amounts earned, will be used as the basis for determining the level of benefits under any such plan, including the Company's Retirement Plan. In addition, at the commencement of the Termination Period, unless otherwise provided by applicable law or regulation, such executive officers will become fully vested in, and any installments not then due or exercisable will become accelerated and due or exercisable under, any stock options, performance awards or other deferred compensation (including interest thereon) granted to such executive officers prior to the commencement of the Termination Period. The Agreements may be terminated by the Company at any time upon nine months' notice, provided that no such termination will be effective if a Change of Control has occurred. As of January 1, 1994, the annual rate of compensation payable under the terms of the Agreements to Messrs. Bacot and Papageorge would be $3,685,396 and $1,475,439, respectively. For purposes of the Agreements, a "Change of Control" is deemed to have taken place (i) if The Bank of New York becomes a "subsidiary" of any "company" (as such terms are defined in the Bank Holding Company Act of 1956) (provided that this clause (i) shall not be applicable to corporate reorganizations in which the present stockholders of the Company retain their approximate ownership interest), or (ii) any person (including a corporation, partnership or other group) files a Notice of Change of Control under the Change in Bank Control Act of 1978 with respect to the Company or The Bank of New York, such Notice is not disapproved or withdrawn and such person subsequently acquires 25% or more of the voting securities of the Company or The Bank of New York.

The agreements for Messrs. Chevalier, Renyi and Griffith (the "Severance Agreements") generally provide that in the event that, within 24 months after a "change in control" of the Company, such an executive officer either (i) receives notice that his employment will terminate for any reason (other than death, retirement, Cause or Disability (as defined in the Severance Agreements)) or (ii) gives notice that his employment will terminate for Good Reason (as defined in the Severance Agreements), such executive officer will be provided with severance pay in an amount equal to 2.99 times the annualized includable compensation for the base period. However, the Severance Agreements in all events limit the amount of such payments so that they will not be subject to excise tax as "parachute payments" (as defined in the Internal Revenue Code). The Severance Agreements commenced on July 9, 1991 and continue in effect until December 31, 1994. Thereafter they are automatically renewable for consecutive one year periods unless terminated by either party on 90 days prior notice. As of January 1, 1994, the maximum severance payable under the Severance Agreements is $3,109,248 for Mr. Chevalier, $2,042,895 for Mr. Renyi and $2,013,945 for Mr. Griffith. The Severance Agreements define a "change in control" to mean a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date of the Severance Agreements, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of 25% or more of the combined voting power of the Company's voting securities; (b) there is a sale or divestiture of all or substantially all of the assets of the Company; or (c) during any two-year period, individuals who constitute the Board as of the beginning of the period (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (c), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred by virtue of any transaction which results in Messrs. Chevalier, Renyi or Griffith, or a group of persons which includes Messrs. Chevalier, Renyi or Griffith, acquiring, directly or indirectly, 25% or more of the combined voting power of the Company's voting securities.

OTHER EMPLOYEE BENEFIT MATTERS. Under the 1988 Long-Term Incentive Plan, in the event of a Change of Control, (i) all stock options shall become exercisable in full, (ii) all stock appreciation rights which have been outstanding for at least six months shall become exercisable in full, (iii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and (iv) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock awards granted in the form of share units shall be paid in cash. Furthermore, any holder of an award who is deemed by the Compensation Committee to be a statutory officer ("insider") for purposes of Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act"), shall be entitled, in lieu of the exercise of any stock option, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (x) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such stock option, or (y) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by the stock option, as determined by the Compensation Committee at such time. The Compensation Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of the Company.

Under the 1993 Long-Term Incentive Plan, in the event of a Change of Control,
(i) all stock appreciation rights which have not been granted in tandem with stock options and which have been outstanding for at least six months shall become exercisable in full, (ii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and (iii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock awards granted in the form of share units shall be paid in cash. Furthermore, any person who has been granted a stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (x) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (y) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

A "Change of Control" shall be deemed to have occurred under both the 1988 and the 1993 Long-Term Incentive Plans if (i) any "person" (within the meaning of
Section 14(d) of the Exchange Act), other than the Company, a subsidiary of the Company or an employee benefit plan of the Company, acquires more than 25% of the Common Stock; (ii) there is a sale or divestiture of all or substantially all of the assets of the Company; (iii) during any two-year period, individuals who constitute the Board of Directors of the Company (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Company's shareholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (iii), considered as though such person were a member of the Incumbent Board; or (iv) a change in control of the Company would be required to be reported in response to item 1(a) of the Current Report on Form 8-K, as in effect on the effective date respectively, of the 1988 Long-Term Incentive Plan and the 1993 Long-Term Incentive Plan, pursuant to Sections 13 or 15(d) of the Exchange Act.

In 1988, the Company entered into a trust agreement with an independent trustee to establish a trust (the "Trust") to provide for the payment of amounts due to Messrs. Bacot and Papageorge upon a Change in Control of the Company. The terms of the Trust provide for the payment to Messrs. Bacot and Papageorge of the full amounts payable to them pursuant to their employment agreements described above, including all annual compensation payments due and any retirement benefits payable to them thereunder. The Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Trust is funded by the deposit of an irrevocable letter of credit in the amount of $45 million issued by an entity unaffiliated with the Company.

The Company entered into a second trust agreement with an independent trustee in 1993 to establish a trust (the "Second Trust") to provide for the payment of amounts due to Messrs. Chevalier, Renyi and Griffith (and certain other senior executives) upon a Change in Control of the Company. The terms of the Second Trust provide for the payment to Messrs. Chevalier, Renyi and Griffith (and certain other senior executives) of the severance pay payable to them pursuant to their Severance Agreements described above. The Second Trust also provides for the payment of amounts due to participants under the Company's Supplemental Executive Retirement Plan and Excess Benefit Plan which include Messrs. Chevalier, Renyi and Griffith (and certain other senior executives). The Second Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Second Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Second Trust is funded by the deposit of an irrevocable letter of credit in the amount of $15 million issued by an entity unaffiliated with the Company.

For purposes of the Trust and the Second Trust, a "Change in Control" shall be deemed to occur if (i) a change in control of the Company would be required to be reported in response to item 1(a) of the Current Report on Form 8-K, as in effect on the effective date respectively, of the Trust and the Second Trust, pursuant to Sections 13 or 15(d) of the Exchange Act; (ii) any "person" within the meaning of Section 14(d) of the Exchange Act (x) becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 25% of the then combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors ("Voting Securities"), otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board of Directors of the Company, or (y) acquires by proxy or otherwise the right to vote, for the election of directors, for any merger or consolidation of the Company or for any other matters or question, more than 35% of the then outstanding voting securities of the Company, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board of Directors of the Company; or
(iii) during any two-year period, individuals who constitute the Board of Directors of the Company (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (iii), considered as though such person were a member of the Incumbent Board.

PENSION BENEFITS

The following table presents information concerning the amount of annual pension which an executive would receive under the Company's pension plans based upon various assumed levels of annual compensation and years of credited service:

                               PENSION PLAN TABLE

                                         YEARS OF CREDITED SERVICE
                 --------------------------------------------------------------------------
REMUNERATION        15           20           25           30           35           40
- ------------     ---------    ---------    ---------    ---------    ---------    ---------
 $  100,000      $  24,750    $  32,700    $  40,200    $  47,700    $  55,200    $  62,700
 $  200,000         49,500       65,400       80,400       95,400      110,400      125,400
 $  300,000         74,250       98,100      120,600      143,100      165,600      188,100
 $  400,000         99,000      130,800      160,800      190,800      220,800      250,800
 $  500,000        123,750      163,500      201,000      238,500      276,000      313,500
 $  600,000        148,500      196,200      241,200      286,200      331,200      376,200
 $  700,000        173,250      228,900      281,400      333,900      386,400      438,900
 $  800,000        198,000      261,600      321,600      381,600      441,600      501,600
 $  900,000        222,750      294,300      361,800      429,300      496,800      564,300
 $1,000,000        247,500      327,000      402,000      477,000      552,000      627,000
 $1,100,000        272,250      359,700      442,200      524,700      607,200      689,700
 $1,200,000        297,000      392,400      482,400      572,400      662,400      752,400
 $1,300,000        321,750      425,100      522,600      620,100      717,600      815,100
 $1,400,000        346,500      457,800      562,800      667,800      772,800      877,800

- ---------------
Individuals listed in the Summary Compensation Table on page 11 had the following covered compensation, and years of credited service as of December 31, 1993, respectively: J. Carter Bacot, $1,399,487, 33 years; Deno D. Papageorge, $580,962, 24 years; Thomas Renyi, $525,769, 22 years; and Alan R. Griffith, $483,718, 27 years. Covered compensation consists of the average of the three highest consecutive years of combined salary and bonus paid in the last ten years, and corresponds to those amounts indicated in column (c) and the cash portion of the amounts indicated in column (d) of the Summary Compensation Table.

For Messrs. Bacot, Papageorge, Renyi, and Griffith, the Pension Plan Table sets forth the estimated annual pension benefit in the form of a straight life annuity payable at normal retirement age before reduction for Social Security benefits.

Mr. Chevalier's estimated annual pension benefit at normal retirement age, before reduction for Social Security benefits, was $403,329 as of December 31, 1993. That amount consisted of benefits accrued under the Retirement Plan of The Bank of New York Company, Inc., the former Retirement Plan of Irving Bank Corporation and Affiliated Companies (which was merged into the Retirement Plan of The Bank of New York Company, Inc. on December 31, 1992), the Excess Benefit Plan of Irving Bank Corporation and Affiliated Companies and The Bank of New York Company, Inc. Supplemental Executive Retirement Plan.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Company has purchased directors' and officers' liability and corporate reimbursement insurance, on behalf of the Company and all subsidiaries, from the following underwriters: National Union Fire Insurance Company of Pittsburgh, PA., Federal Insurance Company, Aetna C&S Insurance Co., Lloyd's of London, Bankers Insurance Company, Limited, Corporate Officers and Directors Assurance Ltd. and ACE Insurance Company Ltd. These policies are dated December 1, 1993 at a total premium expense for a one year period of $2,775,200, which was paid by the Company.

CERTAIN TRANSACTIONS

In the ordinary course of business, the Company and certain of its subsidiaries have had, and expect to continue to have, banking and fiduciary transactions with a number of their directors and executive officers and their associates and members of their immediate families. Such transactions are all on bases comparable to similar transactions with others who are not within such group.

Certain of the Company's executive officers and directors and members of their immediate families are customers of the Company and its subsidiaries, and certain of the Company's executive officers and directors are executive officers or directors of corporations, or members of partnerships, which are customers of or suppliers to the Company and its subsidiaries. As such customers or suppliers, their transactions were in the ordinary course of business. Such customer transactions include borrowings, all of which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than a normal risk of collectibility or present any other unfavorable features.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, with the exception of Mr. Bacot, who filed one late report reflecting a single transaction -- a gift of shares to a not-for-profit institution.

STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of December 31, 1993 concerning persons which to the knowledge of the Company had beneficial ownership of more than 5% of the voting securities indicated.

                                                                 NUMBER OF         PERCENT
                           COMMON STOCK                           SHARES           OF CLASS
    -----------------------------------------------------------  ---------         --------
    FMR Corp.1                                                   9,632,851           9.98%
    82 Devonshire Street
    Boston, Massachusetts 02109

- ---------------

1 FMR Corp. through subsidiaries had the sole dispositive power with respect to all of the reported shares and sole power to vote 1,425,959 of such shares. Edward C. Johnson, 3d, Chairman of FMR Corp., may be deemed to be a beneficial owner of the shares owned beneficially by FMR Corp.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Deloitte & Touche to serve as the Company's independent public accountants for the year 1994, and the shareholders will be asked to ratify such appointment at the Annual Meeting. In 1993 the fees paid to Deloitte & Touche for all services, including their work in connection with registration statements, tax compliance and operational procedures, were approximately $2.6 million.

Representatives of Deloitte & Touche are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL TO APPROVE ADOPTION OF THE
1994 MANAGEMENT INCENTIVE COMPENSATION PLAN

The Board of Directors adopted the 1994 MICP on February 8, 1994. The Board of Directors recommends that the shareholders approve the adoption of the 1994 MICP. The purpose of the 1994 MICP is to promote the financial interests of the Company and its subsidiaries, including its growth, by (i) attracting and retaining officers and key personnel possessing outstanding ability; (ii) motivating officers and key personnel by means of performance-related incentives; and (iii) providing incentive compensation opportunities which are competitive with those of other major banking companies. The 1994 MICP replaces the 1987 Management Incentive Compensation Plan ("1987 MICP"). The last grants under the 1987 MICP were made in December, 1993. The following summary of the principal terms of the 1994 MICP is qualified in its entirety by reference to the complete text of the 1994 MICP set forth in Exhibit A to this Proxy Statement.

BACKGROUND. The 1994 MICP, like the 1987 MICP, contemplates only cash awards. As a result, the 1987 MICP was not submitted to the shareholders for approval. However, under the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), the Company will not be entitled to Federal income tax deductions with respect to annual employee remuneration in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated executive officers whose compensation is required to be reported under the Exchange Act, unless the Company meets the requirements of the Budget Act.

These requirements generally provide that, (i) compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, (ii) performance goals must be established by the Compensation Committee of the Board of Directors, (iii) the material terms under which the compensation is to be paid must be disclosed to and approved by the shareholders, and (iv) prior to payment, the Compensation Committee must certify that the performance goals were in fact satisfied. The 1994 MICP contains provisions which are intended to satisfy these requirements.

GENERAL. Under the 1994 MICP which will be effective for a period of ten years beginning on January 1, 1994, the Company may pay cash bonuses to employees. The aggregate amount of such bonuses in any plan year may not exceed 10% of the amount by which the consolidated net income of the Company exceeds 7% of the Company's average shareholders' equity for that plan year. The 1994 MICP is administered by the Compensation Committee of the Board of Directors, which is authorized to select employees of the Company and its subsidiaries to receive awards, determine the size of the awards and determine the terms and conditions of such awards to the extent not provided for in the 1994 MICP.

All employees of the Company and its subsidiaries who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company, as determined by the Compensation Committee, are eligible to receive awards under the 1994 MICP. While such determination is subjective in nature, based on its experience under the 1987 MICP, which had similar features, the Company currently estimates that approximately 600-700 employees are likely to be eligible to receive awards each year under the 1994 MICP.

The 1994 MICP limits the amount of individual awards to certain eligible employees ("Covered Employees") in any plan year to 200% of such Covered Employees' annual salary, as in effect on the first day of such plan year. Covered Employees include the Company's chief executive officer and any employee of the Company or its subsidiaries who, in the discretion of the Compensation Committee, is likely to be among the officers whose compensation is required to be reported under the Exchange Act in any plan year. Prior to the commencement of each plan year, the Compensation Committee may establish goals to determine the amount of the award, if any, to be paid to a Covered Employee. Such goals will be imposed only with respect to those Covered Employees who are likely to have remuneration in excess of $1 million which would not otherwise be eligible for a Federal income tax deduction by the Company. The goals will be determined on the basis of (i) the achievement by the Company of a specified target earnings per share, return on equity or net income, (ii) the achievement by a business unit of the Company of a specified target net income or market share, or (iii) any combination of the goals set forth in (i) and (ii) above. The Compensation Committee may, in its discretion, reduce or eliminate an award to a Covered Employee, notwithstanding the achievement of a specified target.

The following table presents information concerning awards paid under the 1987 MICP for fiscal year 1993, to the Chief Executive Officer and the four other most highly compensated executive officers of the Company, all current executive officers as a group, all current directors who are not executive officers as a group and all employees including all current officers who are not executive officers as a group. The amounts reported below for the Chief Executive Officer and the four other most highly compensated executive officers are also included in column (d) of the Summary Compensation Table. There would not have been a material difference in the amount of these awards if the 1994 MICP had been in effect during fiscal year 1993, instead of the 1987 MICP. The persons and groups of persons identified below may receive awards and other benefits under the 1994 MICP in the future; however, the amount of any such awards cannot be determined at this time. Awards are generally paid each January for the prior calendar year, but have also been paid in the latter part of December of the calendar year for which they are made.

                                                                                                   AMOUNT OF AWARD
                                                                                                   ---------------
J. Carter Bacot................................................................................      $   900,000
Chairman
Samuel F. Chevalier............................................................................          335,000
Vice Chairman
Deno D. Papageorge.............................................................................          300,000
Senior Executive Vice President
Thomas A. Renyi................................................................................          285,000
President
Alan R. Griffith...............................................................................          215,000
Senior Executive Vice President
Executive Officer Group (including identified officers)........................................        2,835,000
Non-Executive Officer Director Group...........................................................                0
Non-Executive Officer Employee Group...........................................................       15,522,000

The 1994 MICP or any portion thereof may be amended, suspended or terminated by the Board of Directors at any time. The 1994 MICP does not contain any change of control provisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE ADOPTION OF THE 1994 MANAGEMENT INCENTIVE COMPENSATION PLAN.

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL WITH RESPECT TO CUMULATIVE VOTING

Mr. John J. Gilbert, 1165 Park Avenue, New York, New York 10128-1210, who is the owner of record of 332 shares, of the Common Stock of the Company and who states that he will represent an additional family interest of 924 such shares, 165 of which are held by the Estate of Lewis D. Gilbert, and Mr. John C. Henry, 5 East 93rd Street, New York, New York 10128, who is the owner of 500 shares, have informed the Company that at least one of them intends to present the following proposal at the Annual Meeting:

     "RESOLVED: That the stockholders of Bank of New York Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

PROPONENTS' STATEMENT IN SUPPORT OF RESOLUTION:

"Continued very strong support along the lines we suggest were shown at the last annual meeting when 30.3%, 1,726 owners of 20,086,206 shares, were cast in favor of this proposal. The vote against included 1,871 unmarked proxies.

"A law enacted in California provides that all state pension holding, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

"Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases the companies get around it by forming holding companies without cumulative voting. Thus, with so many banking failures the result is that tax payers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

"Because of the normal need to find new directors and the need for directors on the compensation committee, we think cumulative voting is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to have cumulative voting and to end stagger systems of electing directors.

"Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting.

"Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe Bank of New York should follow their example.

"If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

THE MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL

At the 1993 Annual Meeting, 69.7% of the votes cast were voted against this proposal. The Board of Directors continues to believe firmly that cumulative voting would not be in the best interests of the Company or its shareholders. This system would enable the holders of relatively small numbers of shares to elect one or more directors to represent their particular interests on the Board. Cumulative voting introduces the possibility of partisanship among Board members and could impair their ability to work together and function as a cohesive unit. This factor might also discourage qualified individuals from accepting an invitation to serve on the Board. To be effective, the Board of Directors must be totally attentive to the collective best interests of all shareholders and must not be responsive to the special concerns of a particular group. Under present procedure an individual can be elected to the Board only by receiving a plurality of the votes cast. The Board of Directors believes that this system has worked well and is in the best interests of all shareholders and should remain in effect.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL WITH RESPECT TO
COMPENSATION OF EXECUTIVE OFFICERS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the owner of 167 shares of the Common Stock of the Company, has advised the Company that she intends to present the following proposal at the Annual Meeting:

     RESOLVED: "That the shareholders recommend that the Board take the necessary step that Bank of New York specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

     "Last year the owners of 4,598,681 shares, representing approximately 6.9% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this proposal."

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Company provides comprehensive information regarding the compensation of the five highest paid executive officers, and further disclosure of compensation to executive officers would exceed regulatory requirements. The Company believes that the recently revised Securities and Exchange Commission regulations regarding disclosure of executive compensation already provide shareholders with the information necessary to evaluate the Company's operations and utilization of resources. Furthermore, in order to avoid placing the Company at a competitive disadvantage, any further expansion of the disclosure of compensation information should be instituted by the Securities and Exchange Commission and be applied uniformly to all corporations.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

In accordance with the rules of the Securities and Exchange Commission, shareholders who intend to present proposals at the 1995 Annual Meeting of Shareholders must submit such proposals in time for them to be received by the Company on or before December 6, 1994, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                            CHARLES E. RAPPOLD II
                                            Secretary
March 29, 1994

                                                                       EXHIBIT A

                  1994 MANAGEMENT INCENTIVE COMPENSATION PLAN
                     OF THE BANK OF NEW YORK COMPANY, INC.

1. PURPOSE. The purpose of the 1994 Management Incentive Compensation Plan of The Bank of New York Company, Inc. (the "Plan") is to promote the financial interests of The Bank of New York Company, Inc. (the "Company") and its subsidiaries, including its growth, by (i) attracting and retaining officers and key personnel possessing outstanding ability; (ii) motivating officers and key personnel by means of performance-related incentives; and (iii) providing incentive compensation opportunities which are competitive with those of other major banking companies.

2.  DEFINITIONS.  The following definitions are applicable to the Plan:

          "Average Shareholders' Equity" means the average of the daily amounts of shareholders' equity during the Plan Year as shown on the Company's consolidated balance sheet.

          "Board of Directors" means the Board of Directors of the Company.

          "Compensation Committee" means the Compensation Committee of the Board of Directors.

          "Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or an individual acting in such capacity) and any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year.

          "Incentive Fund" means the amount available for awards under the Plan with respect to each Plan Year. Such amount shall in no event, however, exceed 10% of the amount by which Income exceeds 7% of the Average Shareholders' Equity for the Plan Year.

          "Income" for any year means the consolidated net income of the Company for such year, as reported to shareholders. This amount shall be adjusted to exclude to the extent, if any, determined by the Compensation Committee, unusual or non-recurring items of income and expense.

          "Participant" means an employee of the Company or its subsidiaries who is selected to participate in the Plan.

          "Plan Year" means the calendar year.

3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee, which shall in no event have as a member a person entitled to an award under the Plan. A majority of the Compensation Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by a majority of the Compensation Committee without a meeting, shall be the acts of the Compensation Committee.

Subject to the express provisions of the Plan, the Compensation Committee shall have authority to:

    (i)  select the Participants;

    (ii)  determine the size of the awards to be made under the Plan, subject to
  Section 5 hereof; and

    (iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4. PARTICIPATION. Participants in the Plan shall be selected for each Plan Year from those employees of the Company and its subsidiaries who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company for that Plan Year. No director who is not an employee of the Company or any of its subsidiaries may be a Participant in the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.

5. MAXIMUM AMOUNT AVAILABLE FOR AWARDS. The maximum amount which may be paid as awards for any Plan Year shall be limited to the amount of the Incentive Fund for that year. If the accounting rules or principles to which the Company is subject are changed, or if the Company elects to change its method of accounting, after the effective date of the Plan so as to materially change, in the judgment of the Compensation Committee, the manner in which Income is determined, the Compensation Committee may make such adjustments as it deems advisable in order to arrive at substantially the same amounts as would have been derived if the accounting rules, principles or methods applicable on the effective date of the Plan were in effect. The amount of the Incentive Fund shall be computed by the Company in accordance with the Plan.

6. DETERMINATION OF AWARDS. Subject to the provisions of Section 5 hereof, (i) the Compensation Committee, with the approval of the Board of Directors, shall determine the total amount of awards for each Plan Year, and (ii) the Compensation Committee shall determine the award for each Participant, taking into consideration, as it deems appropriate, the individual performance for the Plan Year of the Participant.

7. AWARDS TO COVERED EMPLOYEES. Notwithstanding anything contained herein to the contrary, the award for any Plan Year to a Participant who is a Covered Employee may be determined on the basis of (A) the achievement by the Company of a specified target earnings per share, return on equity or net income, (B) the achievement by a business unit of the Company of a specified target net income or market share, or (C) any combination of the goals set forth in (A) and (B) above. If an award is made on such basis, the Compensation Committee shall establish such goals prior to the beginning of the Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Internal Revenue Code). The Compensation Committee may, in its discretion, reduce or eliminate an award to a Covered Employee, notwithstanding the achievement of a specified target. Awards to each Covered Employee for each Plan Year will be limited to a maximum of 200% of the Covered Employee's annual salary at the rate in effect on the first day of such Plan Year. An award for a Plan Year to a Participant who is a Covered Employee may, in the discretion of the Compensation Committee, provide that in the event of the Participant's termination of employment during the Plan Year for any reason, such award will be payable only (A) if the applicable target is achieved and (B) to the extent, if any, as the Compensation Committee shall determine. Any award paid with respect to a Plan Year under this Section shall not be subject to the provisions of Section 5, 6 or 9 hereof, but shall reduce the amount of the Incentive Fund for such Plan Year.

8. PAYMENT OF AWARDS. Awards under the Plan shall be paid in cash within 90 days of the close of the Plan Year.

9. TERMINATION OF EMPLOYMENT. A Participant shall not be entitled to receive payment of an award, unless the Compensation Committee determines otherwise, if at any time prior to payment of the award (i) the Participant's employment terminates for any reason, including retirement, or (ii) the Participant gives or receives notice of termination for any reason, including retirement.

10. NO ASSIGNMENTS AND TRANSFERS. A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.

11. NO RIGHTS TO AWARDS OR EMPLOYMENT. No employee of the Company or its subsidiaries or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its subsidiaries.

12. WITHHOLDING TAX. The Company shall deduct from all amounts paid any taxes required by law to be withheld with respect to such payments.

13. AMENDMENT OR TERMINATION. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time.

14. EFFECTIVE DATE.  The Plan shall be effective as of January 1, 1994.

15. TERM. Subject to earlier termination pursuant to the provisions of Section 13, the Plan shall have a term of ten years from its effective date.

[LOGO]

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

To the Shareholders of
The Bank of New York Company, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of The Bank of New York Company, Inc. (the "Company") will be held at The Bank of New York, 48 Wall Street, 11th Floor, New York, New York, on Tuesday, May 10, 1994, at 10:00 a.m., New York time, for the following purposes:

     1. To elect eighteen directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;

     2. To ratify the appointment by the Board of Directors of Deloitte & Touche as the Company's independent public accountants for the current fiscal year;

     3. To approve adoption of the 1994 Management Incentive Compensation Plan of The Bank of New York Company, Inc. (the text of which appears as Exhibit A in the accompanying Proxy Statement);

     4. To consider a shareholder proposal relating to cumulative voting rights;

     5. To consider a shareholder proposal concerning disclosure of compensation of executive officers; and

     6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 22, 1994 as the time as of which shareholders of the Company entitled to notice of and to vote at the meeting shall be determined.

It is important that your shares be represented at the Annual Meeting. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, SO THAT YOUR VOTE MAY BE RECORDED.

We hope you will be able to attend.

By order of the Board of Directors,


/S/ J. CARTER BACOT                      /S/ CHARLES E. RAPPOLD II
- --------------------------               --------------------------
J. CARTER BACOT                          CHARLES E. RAPPOLD II
Chairman of the Board                    Secretary
March 29, 1994


- -------------------------------------------------------------------------------
            MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:
- -------------------------------------------------------------------------------
                                              FOR   WITHHOLD   EXCEPTIONS*

1. ELECTION OF DIRECTORS:
   Nominees: Messrs. Bacot, Barth,
   Chaney, Chevalier, Gammie,
   Gomory, Griffith, Hennessy,
   Malone, Miller, Morley, Mses. Muse and
   Rein, Messrs. Renyi, Sells, Staley, White and Woolley
(INSTRUCTIONS: To withhold authority to vote for any
individual nominee, mark the "Exceptions*" box and
write that nominee's name on the following blank
line.
     -------------------------------------------------


                                              FOR      AGAINST     ABSTAIN
2. Ratification of Auditors.

3. Adoption of the 1994 Management
   Incentive Compensation Plan of The
   Bank of New York Company, Inc.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
           MANAGEMENT RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5.
- -------------------------------------------------------------------------------
                                              FOR      AGAINST     ABSTAIN
4. Shareholder Proposal regarding
   Cumulative Voting Rights to be
   accorded to shareholders.

                                              FOR      AGAINST     ABSTAIN
5. Shareholder Proposal regarding
   executive compensation.

- -------------------------------------------------------------------------------

                        PROXY DEPARTMENT                 Address Change
                        NEW YORK, N.Y. 10203-0001        and/or Comments
                                                         Mark Here

                                Please sign exactly as the name appears hereon, If stock is held in names of joint owners, each should sign.

                                Dated                                     ,1994
                                     -------------------------------------

                                -----------------------------------------------
                                         Signature of Shareholder(s)

                                -----------------------------------------------
                                         Signature of Shareholder(s)

                                Votes MUST be indicated
                                (x) in Black or Blue Ink.

SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                      THE BANK OF NEW YORK COMPANY, INC.
                      48 WALL STREET, NEW YORK, NY 10286

                                    PROXY

                THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Charles E. Rappold II, Robert E. Keilman and Deno D. Papageorge as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of The Bank of New York Company, Inc. held of record by the undersigned on March 22, 1994 at the annual meeting of shareholders to be held on May 10, 1994 or any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR PROPOSAL (2), FOR PROPOSAL (3), AGAINST PROPOSAL (4) AND AGAINST PROPOSAL (5). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.










Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.